UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material under Rule 14a-12

James River Group Holdings, Ltd.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Proxy Update: April 15, 2019

James River Group Holdings, Ltd. (“James River”, or the “Company”) Responds to Certain Recommendations made by Institutional Shareholder Services (ISS) regarding the election of directors. This response includes FORWARD-LOOKING STATEMENTS, and the Company refers you to the disclaimer regarding such statements included at the end of this document to put those statements in context.

ISS has recommended shareholders “Withhold” votes for the election of Janet Cowell, Jerry R. Masters and Ollie L. Sherman as a Class II Directors. (Proposal 1a, 1b and 1c on the Proxy Card.) The Company believes shareholders are better served by “For” votes for these directors.

James River Group Holdings, Ltd. is an entrepreneurial company that has created above industry average returns for shareholders by:

•	Earning underwriting profits from specialty classes of low volatility insurance risks;

•	Growing prudently by addressing new opportunities in the market;

•	Maintaining a strong balance sheet;

•	Returning excess capital to shareholders prudently; and

•	Making selected, opportunistic investments that boost investment returns and contribute meaningfully to the Company’s total return.

For the full year ended December 2018, James River Group Holdings, Ltd., earned an Operating Return on Tangible Equity of 14.8%, a Combined Ratio of 96.6%, and grew Operating Income over 48% from the same metric in 2017.

Ms. Cowell and Messrs. Masters and Sherman have been and continue to be instrumental in accomplishing these goals.

James River Group Holdings, Ltd. made its Initial Public Offering (“IPO”) in December of 2014. In constituting its Board of Directors (the “Board”), the Company has sought to maintain its entrepreneurial roots while embracing independent and transparent governance. Ms. Cowell and Messrs. Masters and Sherman serve as Independent Directors on the Board, where their leadership, strategic thinking and knowledge of the operations of the Company are highly valuable. Ms. Cowell and Messrs. Masters and Sherman provide oversight independent of the Company’s management, which is of particular importance to the Audit Committee of the Board (the “Audit Committee”), of which they are all members. Their extensive experience in the fields of finance, accounting and/or actuarial science qualify all three of these Directors as “Audit Committee Financial Experts” as defined under the rules of the Securities and Exchange Commission, which is also of critical importance to the Audit Committee. Mr. Masters also serves as a member of the Board’s Compensation Committee, where his knowledge of the Company and his independence from management are of great benefit to the Company. Ms. Cowell also serves as a member of the Board’s Investment Committee, where her extensive background in the investment industry contributes significantly to the governance of the Company’s investment function.

Background on Ms. Cowell and Messrs. Masters and Sherman:

Janet Cowell has served as one of our directors since May 2016. Ms. Cowell has served as the Chief Executive Officer of Girls Who Invest, a non-profit organization dedicated to increasing the number of women in portfolio management and executive leadership in the asset management industry, since January 2018. Ms. Cowell served as Treasurer of the state of North Carolina from 2009 through 2016. Before that, Ms. Cowell served as a member of the North Carolina State Senate from 2004 to 2008. Prior to that, she served as a member of the Raleigh city council from 2001 to 2004, and before that she worked as a business consultant with Sibson & Co. and a securities analyst with HSBC Bank and Lehman Brothers. Ms. Cowell has served as a director of ChannelAdvisor Corporation, an e-commerce cloud platform company, since 2016. Ms. Cowell received a B.A. from the University of Pennsylvania, an M.B.A. from the Wharton School of Business and an M.A. from the Lauder Institute. Ms. Cowell has completed Level 1 of the Chartered Financial Analyst (“CFA”) examination.

Jerry R. Masters has served as one of our directors since December 2014. Mr. Masters is a private investor. From 1991 to 2000, Mr. Masters held various executive positions within the financial organization at Microsoft Corporation, last serving as Senior Director, a role in which he was responsible for external and internal financial reporting, budgeting and forecasting. From 1980 to 1991, Mr. Masters worked in the audit department of Deloitte & Touche LLP. From 2005 until August 2014, Mr. Masters served on the board of directors of TransMontaigne Partners LP, a terminaling and transportation company, and has served on the board of directors of Sandhills State Bank since 2010. Mr. Masters holds a B.S. in business administration from the University of Nebraska.

Ollie L. Sherman, Jr. has served as one of our directors since May 2016. Mr. Sherman retired as a Managing Principal with Towers Watson in 2010. At Towers Watson, Mr. Sherman functioned as a consulting actuary and practice manager for the company’s property and casualty division for over 25 years. Prior to joining Towers Watson, Mr. Sherman was employed by the Travelers Insurance Company for ten years where he had overall responsibility for countrywide workers’ compensation pricing. Mr. Sherman graduated from the University of Virginia with a B.S. in applied mathematics, and he is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

James River Group Holdings, Ltd. added two additional, independent Board members during the last six months, one of whom is standing for re-election this year, increasing its size to ten directors.

The Company appointed Christopher L. Harris and Sundar Srinivasan to its Board of Directors in November 2018. Mr. Harris and Mr. Srinivasan were appointed to the Audit Committee and the Investment Committee, respectively, of the Board of Directors.

Mr. Harris brings over 25 years of global experience in the insurance, reinsurance and risk management industries, having most recently served as CEO and President of Montpelier Holdings, Ltd., a property and casualty reinsurer, from 2008 until its sale to Endurance Specialty Holdings, Ltd. in 2015. Mr. Srinivasan, who is proposed for re-election this term, founded Emerald Lake Safety after a wide-ranging career in investments, financial services and business. He was formerly a Portfolio Manager at Elliott Management, a $35bn+ global investment fund where he worked extensively in both private equity and public securities.

Both Board members bring with them deep and diverse insight into the insurance and investment areas, in particular.

The Audit Committee membership is as follows:

•	The Audit Committee is chaired by Mr. Masters.

•	Ms. Cowell is a member of the Audit Committee.

•	Mr. Sherman is a member of the Audit Committee.

•	Mr. Harris is a member of the Audit Committee.

All members of the Audit Committee of the Board qualify as Audit Committee Financial Experts, as defined under the rules of the Securities and Exchange Commission.

The Compensation Committee:

•	The Compensation Committee is chaired by Bryan Martin.

•	Mr. Masters is a member of the Compensation Committee.

•	David Zwillinger is a member of the Compensation Committee.

The Nominating and Corporate Governance Committee:

•	The Nominating and Corporate Governance Committee is chaired by Mr. Zwillinger.

•	Mr. Martin is a member of the Nominating and Corporate Governance Committee.

The Company believes the presence of Ms. Cowell and Messrs. Masters and Sherman on the Board, Audit Committee, Compensation Committee (Mr. Masters) and the absence of management directors on the Audit, Compensation or Nominating and Corporate Governance committees demonstrates a prudent balance between a commitment to having an independent Board with maintaining the Company’s entrepreneurial culture. Ms. Cowell and Messrs. Masters and Sherman bring extensive relevant experience to the Board while bolstering the Board’s independence from the Company’s management, and their financial expertise positions them well to serve the Audit Committee.

The presence of Ms. Cowell and Messrs. Masters and Sherman on the Board is appropriate given their intimate knowledge of the Company, deep financial expertise and independence from the Company’s management. The Company recommends a “For” vote for the reelection of these directors who have been important to the success the Company has enjoyed.

Forward-Looking Statements

This update contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain such relationships; changes in laws or government regulation, including tax or insurance law and regulations; the recently enacted Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims or insurance companies with whom we have a fronting arrangement failing to pay us for claims; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2019. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.